EXHIBIT NO. 99.1

[logo]	News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Says Arbitrator Issues Ruling in Middletown Works Base Workforce Issue

MIDDLETOWN, OH, July 5, 2005—AK Steel (NYSE: AKS) said today that an arbitrator has issued a ruling on the company’s 2004 suspension of a minimum base workforce plan covering hourly maintenance and operating employees at the company’s Middletown Works represented by the independent A.E.I.F. union. The arbitrator’s decision, dated July 1, 2005, will require the recall of 107 laid-off employees to raise the total Middletown hourly workforce to a level of 2,761, subject to attrition, by September 30, 2005.

In lieu of returning the hourly workforce to the 3,114 previous bargaining agreement level, the arbitrator has allowed the company to establish and pay into a fund, the details of which are to be formulated by the company and the A.E.I.F. union.

While the company sought a complete suspension of the base workforce guarantee, it said it anticipates the arbitrator’s decision will likely be much less costly than an order to return Middletown Works hourly employment levels to 3,114 from the current level of about 2,650. In addition, the company said the arbitrator determined that the company could continue its partial suspension of the base force minimum for Trade and Craft employees. The company said it continues to evaluate the impact of the arbitrator’s decision.

“While we are disappointed the arbitrator’s ruling did not give us a complete victory on this important labor cost issue, it does vindicate our position that we need to operate our facilities with a smaller workforce,” said James L. Wainscott, president and CEO of AK Steel. “I believe the leadership and members of the A.E.I.F. recognize, as does the arbitrator, how important this issue is to AK Steel’s long-term cost competitiveness.”

AK Steel said it suspended a provision in its labor contract with the A.E.I.F. calling for a base workforce guarantee in January of 2004. The union filed a grievance on the matter, which went to arbitration and resulted in an arbitrator’s decision in July of 2004 upholding the company’s action. That arbitrator’s decision was subject to review in May of 2005, which resulted in the July 1, 2005 decision.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products.

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